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                                                                     EXHIBIT 9.3

                              FIRST AMENDMENT TO
                            STOCKHOLDERS AGREEMENT
                            ----------------------

          Reference is made to the Stockholders Agreement dated as of October 17, 1994, among HCI DIRECT, INC. (formerly, Hosiery Corporation of America, Inc.) (the "Company"), KELSO INVESTMENT ASSOCIATES V, L.P. ("KIA V"), KELSO EQUITY PARTNERS V, L.P. (together with KIA V, "Kelso"), JOSEPH A. MURPHY ("JAM") and certain other stockholders of the Company (the "Stockholders Agreement").

          This is a First Amendment to the Stockholders Agreement (the "First Amendment") and is dated as of July 1, 1999.

          WHEREAS, Kelso, the Company and JAM desire to amend Section 7.2 of the Stockholders Agreement, and Section 10.7 of the Stockholders Agreement provides that Section 7.2 of the Stockholders Agreement may be amended, modified or supplemented only with the written consent of Kelso and JAM.

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Kelso, the Company and JAM, Kelso, the Company and JAM hereby agree as follows:

          1. Each capitalized term not otherwise expressly defined herein shall have the meaning ascribed to such term in the Stockholders Agreement.

          2. The first paragraph of Section 7.2 of the Stockholders Agreement is hereby amended to remove any reference to a Unit Share Holder, and therefore, the definition of Holder for the purposes of Section 7.2 of the Stockholders Agreement shall not include any Unit Share Holder.

          3. Section 7.2(c) of the Stockholders Agreement is hereby amended to eliminate sub-clause (ii) thereof.

          4. Except as expressly set forth herein, this First Amendment is in no way intended to alter the rights, duties, obligations or any other relationship between the parties to the Stockholders Agreement. Except as expressly amended hereby, the Stockholders Agreement is not in any way amended, modified or waived hereby and shall remain in full force and effect.
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          5.   This First Amendment shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to the choice of law principles thereof.

          6. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first written above.


                               KELSO INVESTMENT
                                    ASSOCIATES V, L.P.

                               By:  Kelso Partners V, L.P.
                                        General Partner

                               By: /s/ Michael B. Goldberg
                                  ------------------------------------
                                    General Partner


                               KELSO EQUITY PARTNERS V, L.P.

                               By: /s/ Michael B. Goldberg
                                  ------------------------------------
                                    General Partner


                               HCI DIRECT, INC. (formerly, Hosiery
                                    Corporation of America, Inc.)

                               By: /s/ John F. Biagini
                                  ------------------------------------
                                    John F. Biagini
                                    Chief Executive Officer


                               JOSEPH A. MURPHY

                               /s/ Joseph A. Murphy
                               ---------------------------------------

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